                                                                                EXHIBIT 11(a)

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)

                                                      For The Three Months Ended
                                           September 27, 1998             September 28, 1997
                                         Amount        Per Share        Amount        Per Share
Basic:

Average shares outstanding                 90.9                           94.8
                                           ====                           ====

Net earnings                              $66.6           $.73           $58.4           $.62
                                          =====           ====           =====           ====


Diluted:

Average shares outstanding                 90.9                           94.8

Dilutive  stock  options  and stock
   issuable under employee  benefit
   plans--based   on  the  Treasury
   stock  method  using the average
   market price                             1.7                            2.1
                                           ----                          -----

Adjusted average shares outstanding
   for diluted calculation                 92.6                           96.9
                                           ====                           ====

Net earnings                              $66.6           $.72           $58.4           $.60
                                          =====           ====           =====           ====




                                                                                EXHIBIT 11(b)

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)

                                                      For The Nine Months Ended
                                           September 27, 1998            September 28, 1997
                                         Amount        Per Share       Amount        Per Share
Basic:

Average shares outstanding                 93.4                           94.5
                                           ====                           ====

Net earnings (loss)                     $(846.4)        $(9.06)         $130.2          $1.38
                                        ========        =======         ======          =====


Diluted:

Average shares outstanding                 93.4                           94.5

Dilutive  stock  options  and stock
   issuable under employee  benefit
   plans--based   on  the  Treasury
   stock  method  using the average
   market price                             1.7 (Note 1)                   1.9
                                           ----                          -----

Adjusted average shares outstanding
   for diluted calculation                 95.1                           96.4
                                           ====                           ====

Net earnings (loss)                     $(846.4)        $(8.90)         $130.2          $1.35
                                        ========        =======         ======          =====


Notes: 1. Due to the net loss incurred by the Corporation for the nine-month period ended September 27, 1998, the assumed exercise of stock options and stock issuable under employee benefit plans is anti-dilutive and, therefore, is not used in the calculation of diluted earnings per share included in the financial statements. As a result, the financial statements reflect diluted earnings per share equal to basic earnings per share for the nine months ended September 27, 1998--both a loss of $9.06 per share.
